Exhibit 99.1

FOR IMMEDIATE RELEASE April 23, 2020

CenterState Bank Corporation Announces

First Quarter 2020 Results

(all amounts are in thousands, except per share data, or unless otherwise noted)

WINTER HAVEN, FL. – April 23, 2020 - CenterState Bank Corporation (Nasdaq: CSFL) (the “Company” or “CenterState”) announced first quarter 2020 results.  Highlights for the period ended March 31, 2020 and selected performance metrics are set forth below.

Earnings Highlights: The Company reported first quarter 2020 net income of $35.4 million compared to $71.1 million for the fourth quarter 2019.  Diluted Earnings per Share (“EPS”) was $0.28 in the first quarter 2020 compared to $0.56 in the fourth quarter 2019.  Return on Average Assets (“ROAA”) for the current quarter was 0.82% compared to 1.63% for the fourth quarter 2019 while Return on Tangible Average Common Equity (“ROTCE”) (non-GAAP(1)) and adjusted ROTCE (non-GAAP(1)) for the current quarter were each 9.9% compared to 18.8% and 19.1%, respectively, for the fourth quarter 2019.

During the current quarter, the Company repurchased a total of 1.45 million shares or 1.2% of its outstanding shares, resulting in Tangible Book Value per share (“TBV”) (non-GAAP(1)) of $12.68 and Tangible Common Equity (“TCE”) ratio of 9.1%, after the adoption of CECL on January 1, 2020 and higher Q1 2020 provision for credit losses for loans held for investment and credit loss expense for unfunded commitments.

•	Other Financial Results:
o

Adjusted pre-tax pre-provision income (non-GAAP(1)): $90.4 million for the current quarter compared to $95.0 for the fourth quarter 2019 on record revenue(2) of $209.1 million, up $889 or 0.4% from fourth quarter 2019

o

Net Interest Margin, tax equivalent (“NIM”) (Non-GAAP(1)): decreased 8 bps to 4.17% from the fourth quarter 2019; core NIM excluding all loan accretion (Non-GAAP(1)) of 3.74%, a decrease of 3 bps from the fourth quarter 2019 reflecting, in part, the declining interest rate environment and volatility following the onset of the COVID-19 pandemic

o	Non-interest income(3): 1.29% of average assets for the current quarter compared with 1.15% in the fourth quarter 2019
o	Efficiency ratio (Non-GAAP(1)): 58.5% reported, 54.9% adjusted for the first quarter 2020 compared to 54.3% and 52.1%, respectively, in the fourth quarter 2019
o	Loan growth: loan growth of $43.3 million or 1% annualized
o	Deposit growth: non-CD deposits growth of $348 million or 13% annualized; DDA growth of $271 million or 17% annualized
•	CECL and Provision for Credit Losses:
o

CECL adopted January 1, 2020, with initial Allowance for Credit Losses (“ACL”) of $115.3 million, and a $6.0 million reserve for unfunded commitments (reported as other liability on the balance sheet); reflects a combined $80.7 million increase in these reserves at adoption compared to fiscal year-end 2019 levels; the March 31, 2020 ending ACL and reserve for unfunded commitments increased by $125.2 million over the balance at December 31, 2019

o

$44.9 million provision for credit losses on loans during the first quarter of 2020, bringing the ACL to $158.7 million, reflecting an increase of 37.7% above the level at adoption; $1.0 million provision for credit losses on unfunded commitments leaving a $7.1 million reserve for unfunded commitments; total expense for reserve build of $45.9 million during the quarter, the vast majority of which was associated with the effects of COVID-19

o	Net charge-off of $1,444 in the first quarter 2020 compared to $4,384 in the fourth quarter 2019
•

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”): In April 2020, the Company generated over 6,700 loans for a total loan amount over $1.1 billion in the SBA system through April 16, 2020

•

Quarterly Dividend Declaration: On April 23rd, 2020, the Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.14 per share. The dividend is payable on May 15th, 2020 to shareholders of record as of May 8th, 2020

	Three Months Ended March 31,
	2020		2019
		Adjusted (4)		Adjusted (4)
	Reported	(Non-GAAP)	Reported	(Non-GAAP)
Net income	$35,432	$35,491	$44,643	$49,463
ROAA	0.82%	0.82%	1.47%	1.63%
ROTCE (Non-GAAP)(1) and adjusted ROTCE (Non-GAAP)(1)	9.9%	9.9%	16.8%	18.5%
EPS (diluted)	$0.28	$0.28	$0.46	$0.51
Efficiency ratio, tax equivalent (Non-GAAP)(1)	58.5%	54.9%	58.7%	52.3%

(1)	See reconciliation tables starting on page 9, Explanation of Certain Unaudited Non-GAAP Financial Measures.
(2)	Revenue is defined as net interest income plus non-interest income.
(3)	Non-interest income excludes gain or loss on sale of available for sale securities.
(4)

Performance metrics presented above are adjusted for gain or loss on sale of available for sale securities, merger-related expenses, deferred tax asset write down and other tax benefit adjustments, and amortization of intangible assets, which for the three months ended March 31, 2020, represent direct severance, system terminations, and legal and professional fees, that are not duplicative of current operations, and other items.  See reconciliation tables starting on page 9, Explanation of Certain Unaudited Non-GAAP Financial Measures.

Condensed Consolidated Income Statement (unaudited)

Condensed consolidated income statements (unaudited) are shown below for the periods indicated.

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Interest income
Loans	$160,675	$167,685	$166,479	$167,676	$116,285
Investment securities	14,271	13,404	13,472	14,453	14,002
Federal Funds sold and other	1,813	2,783	3,974	3,124	1,995
Total interest income	176,759	183,872	183,925	185,253	132,282
Interest expense
Deposits	19,836	22,276	24,463	23,037	13,323
Securities sold under agreement to repurchase	252	278	293	299	236
Other borrowed funds	2,321	2,364	3,164	2,166	3,978
Corporate and subordinated debentures	997	1,029	1,058	1,070	570
Interest expense	23,406	25,947	28,978	26,572	18,107
Net interest income	153,353	157,925	154,947	158,681	114,175
Provision for credit losses	44,914	3,048	3,692	2,792	1,053
Net interest income after credit loss provision	108,439	154,877	151,255	155,889	113,122

Gain (loss) on sale of securities available for sale	—	13	—	(5)	17
All other non-interest income	55,790	50,316	48,488	37,948	29,283
Total non-interest income	55,790	50,329	48,488	37,943	29,300

Merger related expenses	3,051	159	16,994	15,739	6,365
All other non-interest expense	119,721	113,250	110,042	106,250	78,108
Total non-interest expense	122,772	113,409	127,036	121,989	84,473

Income before income tax	41,457	91,797	72,707	71,843	57,949
Income tax provision	6,025	20,665	17,006	16,721	13,306
Net income before earnings attributable to noncontrolling interest	35,432	71,132	55,701	55,122	44,643
Earnings attributable to noncontrolling interest	—	—	603	599	—
Net income	$35,432	$71,132	$55,098	$54,523	$44,643
Net income attributable to CenterState Bank Corporation	$35,424	$71,109	$55,077	$54,502	$44,620

Earnings per share - Basic	$0.28	$0.57	$0.43	$0.42	$0.47
Earnings per share - Diluted	$0.28	$0.56	$0.43	$0.42	$0.46
Dividends per share	$0.14	$0.11	$0.11	$0.11	$0.11
Average common shares outstanding (basic)	124,799	125,147	127,840	129,848	95,741
Average common shares outstanding (diluted)	125,341	126,082	128,739	130,768	96,501
Common shares outstanding at period end	124,131	125,174	126,037	129,006	95,913
Effective tax rate	14.53%	22.51%	23.59%	23.47%	22.96%

Note:  Certain prior period amounts have been reclassified to conform to the current period presentation format.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

Presented below are condensed consolidated balance sheets for the periods indicated.

	Ending Balance
Condensed Consolidated Balance Sheets	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Assets
Cash and due from banks	$685,439	$326,168	$598,808	$399,952	$256,580
Fed funds sold and Fed Reserve Bank deposits	461,252	163,890	238,470	437,386	339,223
Trading securities	8,432	4,987	4,273	651	—
Investment securities:
Available for sale	2,138,442	1,886,724	1,779,956	1,792,757	1,701,396
Held to maturity, net of allowance	195,948	202,903	207,209	210,756	214,240
Total investment securities	2,334,390	2,089,627	1,987,165	2,003,513	1,915,636
Loans held for sale	188,316	142,801	125,182	95,108	49,474
Loans:
Originated loans	6,331,914	5,922,879	5,494,738	4,888,357	4,349,627
Acquired loans	5,544,995	5,925,596	6,278,686	6,667,101	3,850,312
Purchased Credit Deteriorated ("PCD") loans	150,322	135,468	142,982	157,303	149,456
Total gross loans	12,027,231	11,983,943	11,916,406	11,712,761	8,349,395
Allowance for credit losses	(158,733)	(40,655)	(41,991)	(40,653)	(40,052)
Loans, net of allowance	11,868,498	11,943,288	11,874,415	11,672,108	8,309,343
Premises, equipment and right of use assets, net	329,533	328,869	327,977	324,974	248,625
Goodwill	1,204,417	1,204,417	1,204,417	1,204,417	802,880
Core deposit intangible	87,295	91,157	95,175	99,200	63,511
Bank owned life insurance	331,713	330,155	328,736	326,689	269,144
OREO	9,942	5,092	6,558	5,881	5,981
Deferred income tax asset, net	37,687	28,786	37,921	44,637	38,030
Market value of derivatives hedged	831,891	273,068	367,950	229,735	130,122
Other assets	217,487	209,720	223,329	192,346	159,088
Total Assets	$18,596,292	$17,142,025	$17,420,376	$17,036,597	$12,587,637

Liabilities and Equity
Deposits:
Non-interest bearing	$4,164,091	$3,929,183	$4,081,078	$3,990,883	$3,152,251
Interest bearing	2,650,252	2,613,933	2,430,149	2,493,870	1,813,028
Total checking accounts	6,814,343	6,543,116	6,511,227	6,484,753	4,965,279
Money market accounts	3,519,441	3,525,571	3,648,449	3,569,025	2,156,667
Savings deposits	894,332	811,150	780,052	725,124	703,949
Time deposits	2,893,383	2,256,555	2,423,335	2,433,183	1,921,130
Total deposits	14,121,499	13,136,392	13,363,063	13,212,085	9,747,025
Federal funds purchased	255,433	379,193	259,077	276,963	303,017
Other borrowings	364,092	325,484	423,662	310,595	302,534
Reserve for unfunded commitments	7,110	—	—	—	—
Market value of derivatives hedged	842,451	275,033	371,889	231,735	130,790
Other liabilities	135,455	129,205	144,983	114,707	76,719
Stockholders' equity:
Common stockholders’ equity	2,870,252	2,896,718	2,857,702	2,878,377	2,027,552
Noncontrolling interest	—	—	—	12,135	—
Total equity	2,870,252	2,896,718	2,857,702	2,890,512	2,027,552

Total Liabilities and Equity	$18,596,292	$17,142,025	$17,420,376	$17,036,597	$12,587,637

Note:  Certain prior period amounts have been reclassified to conform to the current period presentation format.

SELECTED CONSOLIDATED FINANCIAL DATA

The table below summarizes selected financial data for the periods presented.

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Selected financial data
Return on average assets (annualized)	0.82%	1.63%	1.27%	1.30%	1.47%
Adjusted return on average assets (annualized) (Non-GAAP) (1)	0.82%	1.66%	1.57%	1.59%	1.63%

Return on average common equity (annualized)	4.94%	9.80%	7.56%	7.63%	9.05%
Adjusted return on average common equity (annualized) (Non-GAAP) (1)	4.95%	9.95%	9.34%	9.31%	10.03%

Return on average tangible equity (annualized) (Non-GAAP) (1)	9.87%	18.77%	14.61%	14.95%	16.80%
Adjusted return on average tangible equity (annualized) (Non-GAAP) (1)	9.88%	19.05%	17.85%	18.04%	18.54%

Efficiency ratio (tax equivalent) (Non-GAAP) (1)	58.5%	54.3%	62.3%	61.9%	58.7%
Adjusted efficiency ratio, tax equivalent (Non-GAAP) (1)	54.9%	52.1%	51.9%	51.7%	52.3%

Dividend payout	50.0%	19.6%	25.6%	26.2%	23.9%
Loan / deposit ratio	85.2%	91.2%	89.2%	88.7%	85.7%
Common stockholders’ equity (to total assets)	15.4%	16.9%	16.4%	16.9%	16.1%
Common equity per common share	$23.12	$23.14	$22.67	$22.31	$21.14
Common tangible equity per common share (Non-GAAP) (1)	$12.68	$12.76	$12.32	$12.17	$12.08
Common tangible equity (to total tangible assets) (Non-GAAP) (1)	9.1%	10.1%	9.6%	10.0%	9.9%
Tier 1 capital (to average assets)	9.7%	9.7%	9.5%	9.9%	10.3%
(1)	See reconciliation tables starting on page 9, Explanation of Certain Unaudited Non-GAAP Financial Measures.

IMPACT OF ADOPTION OF CURRENT EXPECTED CREDIT LOSSES (“CECL”)

CECL Impact on Adoption Date

The Company adopted CECL effective January 1, 2020.  The final adoption model resulted in an increase to ACL as a percentage of total loans by 62 bps.  This increase included the reclassification of the credit mark on PCD loans from loan discount to ACL.  In addition, the Company recorded a reserve for credit losses on unfunded commitments of $6 million and a reserve for credit losses on held to maturity securities of $10 thousand.  The impact to retained earnings, net of deferred taxes, of the increase in ACL, reserve for the unfunded commitments and credit losses on debt securities held to maturity was $48 million, resulting in 28 bps reduction in tangible common equity as a percentage of total tangible assets (non-GAAP). See table on page 12, Explanation of Certain Unaudited Non-GAAP Financial Measures for the impact of CECL adoption on the tangible common equity ratio.

The table below summarizes the CECL impact on ACL as a percentage of total loans.

Loan Balance	Dec. 31, 2019
Non-PCD loans	$11,848,475
PCD loans	135,468
Total loans	$11,983,943
		Impact of CECL
ACL	Dec. 31, 2019	Adoption
Non-PCD loans	$40,429	$57,604
PCD loans	226	17,004
Total ACL on loans	$40,655	$74,608

ACL increase over total loans
post CECL implementation		0.62%

Loan Portfolio

The table below summarizes the Company’s loan portfolio over the most recent five-quarter ends.

	Ending Balance
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Real estate loans
Residential	$2,580,019	$2,558,339	$2,530,119	$2,536,324	$1,818,228
Commercial	6,484,256	6,406,684	6,297,425	6,153,379	4,481,375
Land, development and construction loans	934,461	1,004,578	1,061,701	1,057,532	658,373
Total real estate loans	9,998,736	9,969,601	9,889,245	9,747,235	6,957,976
Commercial loans	1,788,282	1,762,416	1,772,266	1,714,121	1,181,628
Consumer and other loans	235,259	247,407	250,225	247,049	206,754
Total loans before unearned fees and costs	12,022,277	11,979,424	11,911,736	11,708,405	8,346,358
Unearned fees and costs	4,954	4,519	4,670	4,356	3,037

Total Loans	$12,027,231	$11,983,943	$11,916,406	$11,712,761	$8,349,395

Loan production

DEPOSITS

	Ending Balance
Deposit mix	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Checking accounts
Non-interest bearing	$4,164,091	$3,929,183	$4,081,078	$3,990,883	$3,152,251
Interest bearing	2,650,252	2,613,933	2,430,149	2,493,870	1,813,028
Savings deposits	894,332	811,150	780,052	725,124	703,949
Money market accounts	3,519,441	3,525,571	3,648,449	3,569,025	2,156,667
Time deposits	2,893,383	2,256,555	2,423,335	2,433,183	1,921,130
Total deposits	$14,121,499	$13,136,392	$13,363,063	$13,212,085	$9,747,025

Non time deposits as percentage of total deposits	80%	83%	82%	82%	80%
Time deposits as percentage of total deposits	20%	17%	18%	18%	20%
Total deposits	100%	100%	100%	100%	100%

NET INTEREST MARGIN

The Company’s NIM decreased 8 bps from 4.25% in the previous quarter to 4.17% during the current quarter, primarily as a result of reduced accretion (5 bps) and a decline in loan yields due to a reduction in the federal funds rate and in LIBOR rates.  The first quarter 2020 loan accretion of $15,834 impacted NIM by 43 bps, as compared with the previous quarter’s $18,093, which increased NIM by 48 bps.  Interest earning assets yield excluding loan accretion in the current quarter decreased by 10 bps compared with the previous quarter, which was offset by a decrease of 7 bps in cost of deposits.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

	Three Months Ended
	Mar. 31, 2020			Dec. 31, 2019			Mar. 31, 2019
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Inc/Exp	Rate	Balance	Inc/Exp	Rate	Balance	Inc/Exp	Rate
Originated loans (1)	$6,196,409	$72,890	4.73%	$5,819,393	$71,101	4.85%	$4,243,258	$50,907	4.87%
Acquired loans (1)	5,733,217	76,683	5.38%	6,115,107	88,716	5.76%	3,964,231	55,561	5.68%
PCD loans	153,738	11,544	30.20%	138,584	8,224	23.54%	155,584	10,140	26.43%
Taxable securities	1,895,781	12,534	2.66%	1,803,467	11,664	2.57%	1,707,002	12,286	2.92%
Tax-exempt securities (1)	220,310	1,980	3.61%	221,438	1,948	3.49%	220,244	1,940	3.57%
Fed funds sold and other	673,552	1,813	1.08%	681,768	2,783	1.62%	289,347	1,995	2.80%
Total interest earning assets (1)	$14,873,007	$177,444	4.80%	$14,779,757	$184,436	4.95%	$10,579,666	$132,829	5.09%

Non-interest earnings assets	2,554,559			2,531,319			1,747,886
Total assets	$17,427,566			$17,311,076			$12,327,552

Interest bearing deposits	$9,224,690	$19,836	0.86%	$9,207,290	$22,276	0.96%	$6,430,085	$13,323	0.84%
Fed funds purchased	300,539	1,133	1.52%	304,489	1,330	1.73%	259,590	1,618	2.53%
Other borrowings	310,298	1,440	1.87%	271,812	1,312	1.92%	402,624	2,596	2.61%
Corporate and subordinated debentures	71,348	997	5.62%	71,335	1,029	5.72%	32,459	570	7.12%
Total interest bearing liabilities	$9,906,875	$23,406	0.95%	$9,854,926	$25,947	1.04%	$7,124,758	$18,107	1.03%

Non-interest bearing deposits	4,035,991			4,081,634			3,032,471
All other liabilities	602,056			494,914			169,912
Total equity	2,882,644			2,879,602			2,000,411
Total liabilities and equity	$17,427,566			$17,311,076			$12,327,552

Net Interest Spread (1)			3.85%			3.91%			4.06%
Net Interest Margin (1)			4.17%			4.25%			4.40%

Cost of Total Deposits			0.60%			0.67%			0.57%
(1)	Tax equivalent yield (Non-GAAP); see reconciliation tables starting on page 9, Explanation of Certain Unaudited Non-GAAP Financial Measures.

Note:  Certain prior period amounts have been reclassified to conform to the current period presentation format.

The table below summarizes accretion income for the periods presented.

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
PCD accretion	$9,157	$5,908	$5,418	$5,248	$7,904
Non-PCD accretion	6,677	12,185	8,151	10,335	4,951
Total loan accretion	$15,834	$18,093	$13,569	$15,583	$12,855

The table below compares the unpaid principal balance and the carrying balance (book balance) of the Company’s total Acquired and PCD loans at March 31, 2020.

	Principal	Carrying	Total Loan
	Balance	Balance	Discount(1)	Percentage
Acquired loans	$5,589,475	$5,544,995	($44,480)	0.8%
PCD loans	187,020	150,322	(36,698)	19.6%
Total purchased loans	$5,776,495	$5,695,317	($81,178)	1.4%

(1)    Represents a non-credit discount.

NON-INTEREST INCOME

Non-interest income increased $5,461 to $55,790 during the current quarter compared to $50,329 in the previous quarter.  The increase is mainly attributable to higher interest rate swap and fixed income revenue in the correspondent banking division and mortgage banking revenue.  The table below summarizes the Company’s non-interest income for the periods indicated.

Condensed Consolidated Non-Interest Income (unaudited)

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Correspondent banking revenue	$27,808	$23,346	$21,018	$11,534	$9,000
Mortgage banking revenue	10,973	9,113	9,444	6,803	4,193
SBA revenue	1,403	1,785	1,411	1,252	688
Wealth management related revenue	831	878	801	875	607
Service charges on deposit accounts	7,522	7,993	7,990	7,507	6,678
Debit, prepaid, ATM and merchant card related fees	3,667	3,082	3,923	6,376	5,018
Other non-interest income	3,586	4,119	3,901	3,601	3,099
Subtotal	$55,790	$50,316	$48,488	$37,948	$29,283
Gain (loss) on sale of securities available for sale	—	13	—	(5)	17
Total Non-Interest Income	$55,790	$50,329	$48,488	$37,943	$29,300

Note:  Certain prior period amounts have been reclassified to conform to the current period presentation format.

NON-INTEREST EXPENSES

Excluding merger-related expenses, non-interest expense increased $6,471 in the first quarter to $119,721 compared to the previous quarter.  The increase was primarily driven by a $4,104 increase in salary, wage and benefit expenses which were largely due to increases of approximately $3.0 million and $1.2 million in health insurance and payroll taxes, respectively. Bank regulatory related expenses increased by $1,084.  The Company also recorded $1,027 in credit loss expense for unfunded commitments during the current quarter as a result of increase in potential credit losses resulting from the COVID-19 pandemic.  The table below summarizes the Company’s non-interest expense for the periods indicated.

Condensed Consolidated Non-Interest Expense (unaudited)

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Salaries, wages and employee benefits	$77,077	$72,973	$71,352	$67,516	$48,393
Occupancy expense	7,346	7,267	7,729	7,752	5,602
Depreciation of premises and equipment	4,045	4,151	3,887	3,550	2,850
Marketing expenses	2,158	1,958	1,765	1,797	2,020
Data processing expenses	5,617	5,242	5,182	5,525	3,656
Legal, auditing and other professional fees	2,682	2,958	2,364	2,106	1,442
Bank regulatory related expenses	1,807	723	635	2,074	1,616
Debit, ATM and merchant card related expenses	1,598	1,362	1,382	1,304	1,453
Credit related expenses	944	879	795	760	729
Amortization of intangibles	4,535	4,552	4,229	4,435	2,814
Impairment on bank property held for sale	31	808	506	315	107
Credit loss expense for unfunded commitments	1,027	—	—	—	—
Other expenses	10,854	10,377	10,216	9,116	7,426
Subtotal	$119,721	$113,250	$110,042	$106,250	$78,108
Merger-related expenses	3,051	159	16,994	15,739	6,365
Total Non-Interest Expense	$122,772	$113,409	$127,036	$121,989	$84,473

Note:  Certain prior period amounts have been reclassified to conform to the current period presentation format.

CREDIT QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Non-performing assets (“NPAs”) totaled $89,762 at March 31, 2020, compared to $43,870 at December 31, 2019. NPAs as a percentage of total assets increased to 0.48% at March 31, 2020, compared to 0.26% at December 31, 2019 and 0.33% at March 31, 2019. With the adoption of ASC 326 and the new accounting treatment for PCD loans, the Company began to include non-accrual PCD loans in its non-performing assets and related credit metrics starting with the current quarter.  Previous periods do not include PCD loans as these loans were not considered non-performing under ASC 310-30.

The table below summarizes selected credit quality data for the periods indicated.

	Ending Balance
Non-Performing Assets (1)	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Non-accrual loans, non-PCD loans	$45,305	$36,916	$39,048	$26,334	$35,181
Non-accrual loans, PCD loans	33,893	—	—	—	—
Past due loans 90 days or more
and still accruing interest	535	1,692	473	—	—
Total non-performing loans (“NPLs”)	79,733	38,608	39,521	26,334	35,181
Other real estate owned (“OREO”)	9,942	5,092	6,558	5,881	5,981
Repossessed assets other than real estate	87	170	258	236	313
Total non-performing assets	$89,762	$43,870	$46,337	$32,451	$41,475

	Three Months Ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019

Asset Quality Ratios (1)
Non-performing loans as percentage of total loans	0.66%	0.33%	0.34%	0.23%	0.43%
Non-performing assets as percentage of total assets	0.48%	0.26%	0.27%	0.19%	0.33%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets	0.75%	0.37%	0.39%	0.28%	0.51%
Loans past due 30 thru 89 days and accruing interest
as a percentage of total loans	0.53%	0.48%	0.52%	0.44%	0.42%
Allowance for credit losses as percentage of NPLs	199%	105%	106%	154%	113%
Net charge-offs	$1,444	$4,384	$2,354	$2,191	$771
Net charge-offs as a percentage of average
loans for the period on an annualized basis	0.05%	0.15%	0.08%	0.08%	0.04%
(1)	The three months ended December 31, September 30, June 30, and March 31, 2019 exclude PCD (formally PCI) loans.

The ACL totaled $158,733 at March 31, 2020, compared to $40,655 at December 31, 2019, an increase of $118,078 due to the effect of CECL adoption of $74,608, provision for credit losses of $44,914 and net charge-offs of $1,444. The changes in the Company’s ACL components between March 31, 2020 and December 31, 2019 are summarized in the table below (unaudited).

	Three Months Ended
Allowance for credit losses (unaudited)	Mar. 31, 2020	Dec. 31, 2019
Loans, excluding PCD loans
Allowance at beginning of period	$40,429	$41,758
Effect of adopting ASC 326 (CECL)	57,604	—
Charge-offs	(2,350)	(5,324)
Recoveries	1,201	940
Net charge-offs	(1,149)	(4,384)
Provision for credit losses	43,919	3,055
Allowance at end of period for loans
other than PCD loans	$140,803	$40,429

PCD loans
Allowance at beginning of period	$226	$233
Effect of adopting ASC 326 (CECL)	17,004	—
Charge-offs	(1,257)	—
Recoveries	962	—
Net charge-offs	(295)	—
Provision (recovery) for credit losses	995	(7)
Allowance at end of period for
PCD loans	$17,930	$226
Total allowance at end of period	$158,733	$40,655

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), including adjusted net income, adjusted pre-tax pre-provision income, adjusted net income per share diluted, adjusted return on average assets, adjusted return on average equity, return on average tangible equity, adjusted return on average tangible equity, adjusted efficiency ratio, adjusted non-interest income, adjusted non-interest expense, adjusted net-interest income, tangible common equity, tangible common equity to tangible assets, common tangible equity per common share, tax equivalent yields on loans, securities and earning assets, and tax equivalent net interest spread and margin, which we refer to “Non-GAAP financial measures.” The tables below provide reconciliations between these Non-GAAP measures and net income, interest income, net interest income and tax equivalent basis interest income and net interest income, return on average assets, return on average equity, the efficiency ratio, total stockholders’ equity and tangible common equity, as applicable.

Management uses these Non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and enhance investors’ understanding of the Company’s core business and performance without the impact of merger-related expenses and provision for credit losses. Management believes it is appropriate to exclude merger-related expenses because those costs are specific to each acquisition, vary based upon the size, complexity and other specifics of each acquisition, and are not indicative of the costs to operate the Company’s core business.  In addition, management excludes provision for credit losses from pre-tax income to present the periods on a more comparable basis without the effect of the higher provision for credit losses resulting from the adoption of CECL and COVID-19 pandemic.

Non-GAAP measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these Non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

 Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Three months ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Adjusted net income (Non-GAAP)
Net income (GAAP)	$35,432	$71,132	$55,098	$54,523	$44,643
(Gain) loss on sale of securities available for sale, net of tax	—	(10)	—	4	(13)
Merger-related expenses, net of tax	2,332	122	12,939	11,962	4,833
Deferred tax asset write down	—	987	—	—	—
Tax benefit adjustments(1)	(2,273)	—	—	—	—
Adjusted net income (Non-GAAP)	$35,491	$72,231	$68,037	$66,489	$49,463

Adjusted pre-tax pre-provision income (Non-GAAP)
Net income (GAAP)	$35,432	$71,132	$55,098	$54,523	$44,643
Income tax provision	6,025	20,665	17,006	16,721	13,306
Provision for credit losses	44,914	3,048	3,692	2,792	1,053
Credit loss for unfunded commitments	1,027	—	—	—	—
Gross gain (loss) on sale of securities available for sale	—	13	—	(5)	17
Gross merger-related expenses	3,051	159	16,994	15,739	6,365
Adjusted pre-tax pre-provision income (Non-GAAP)	$90,449	$95,017	$92,790	$89,770	$65,384

Adjusted net income per share - Diluted
Earnings per share - Diluted (GAAP)	$0.28	$0.56	$0.43	$0.42	$0.46
Effect to adjust for merger-related expenses, net of tax	0.02	—	0.10	0.09	0.05
Effect to adjust for deferred tax asset write down	—	0.01	—	—	—
Effect to adjust for tax benefit adjustments(1)	(0.02)	—	—	—	—
Adjusted net income per share - Diluted (Non-GAAP)	$0.28	$0.57	$0.53	$0.51	$0.51

Adjusted return on average assets (Non-GAAP)
Return on average assets (GAAP)	0.82%	1.63%	1.27%	1.30%	1.47%
Effect to adjust for merger-related expenses, net of tax	0.05%	—	0.30%	0.29%	0.16%
Effect to adjust for deferred tax asset write down	—	0.03%	—	—	—
Effect to adjust for tax benefit adjustments(1)	(0.05)%	—	—	—	—
Adjusted return on average assets (Non-GAAP)	0.82%	1.66%	1.57%	1.59%	1.63%
(1)	Tax benefit adjustment on net operating loss carryback available under the CARES Act.

Explanation of Certain Unaudited Non-GAAP Financial Measures (continued)

	Three months ended
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Adjusted return on average equity (Non-GAAP)
Return on average equity (GAAP)	4.94%	9.80%	7.56%	7.63%	9.05%
Effect to adjust for merger and acquisition related expenses, net of tax	0.33%	0.02%	1.78%	1.68%	0.98%
Effect to adjust for deferred tax asset write down	—	0.13%	—	—	—
Effect to adjust for tax benefit adjustments(1)	(0.32)%	—	—	—	—
Adjusted return on average equity (Non-GAAP)	4.95%	9.95%	9.34%	9.31%	10.03%

Return on average tangible equity (non-GAAP)
Net income (GAAP)	$35,432	$71,132	$55,098	$54,523	$44,643
Amortization of intangibles, net of tax	3,466	3,491	3,220	3,371	2,136
Adjusted net income for average tangible equity (Non-GAAP)	$38,898	$74,623	$58,318	$57,894	$46,779

Average stockholders' equity (GAAP)	$2,882,644	$2,879,606	$2,902,333	$2,876,244	$2,000,411
Average noncontrolling interest	—	—	(11,723)	(11,844)	—
Average goodwill	(1,204,417)	(1,204,417)	(1,204,417)	(1,203,052)	(802,880)
Average core deposit intangible	(89,175)	(93,355)	(97,483)	(103,369)	(65,116)
Average other intangibles	(4,275)	(4,644)	(4,682)	(4,602)	(2,934)
Average tangible equity (Non-GAAP)	$1,584,777	$1,577,190	$1,584,028	$1,553,377	$1,129,481

Return on average tangible equity (annualized) (Non-GAAP)	9.87%	18.77%	14.61%	14.95%	16.80%

Adjusted return on average tangible equity (non-GAAP)
Return on average tangible equity (Non-GAAP)	9.87%	18.77%	14.61%	14.95%	16.80%
Effect to adjust for merger-related expenses, net of tax	0.59%	0.03%	3.24%	3.09%	1.74%
Effect to adjust for deferred tax asset write down	—	0.25%	—	—	—
Effect to adjust for tax benefit adjustments(1)	(0.58)%	—	—	—	—
Adjusted return on average tangible equity (Non-GAAP)	9.88%	19.05%	17.85%	18.04%	18.54%

Efficiency ratio (tax equivalent) (Non-GAAP)
Non-interest income (GAAP)	$55,790	$50,329	$48,488	$37,943	$29,300

Net interest income before provision (GAAP)	$153,353	$157,925	$154,947	$158,681	$114,175
Total tax equivalent adjustment	685	564	491	495	547
Adjusted net interest income (Non-GAAP)	$154,038	$158,489	$155,438	$159,176	$114,722

Non-interest expense (GAAP)	$122,772	$113,409	$127,036	$121,989	$84,473
Amortization of intangibles	(4,535)	(4,552)	(4,229)	(4,435)	(2,814)
Merger and acquisition related expenses	(3,051)	(159)	(16,994)	(15,739)	(6,365)
Adjusted non-interest expense (Non-GAAP)	$115,186	$108,698	$105,813	$101,815	$75,294

Efficiency ratio (tax equivalent) (Non-GAAP)	58.5%	54.3%	62.3%	61.9%	58.7%

Adjusted efficiency ratio, tax equivalent (Non-GAAP)	54.9%	52.1%	51.9%	51.7%	52.3%
(1)	Tax benefit adjustment on net operating loss carryback available under the CARES Act.

Explanation of Certain Unaudited Non-GAAP Financial Measures (continued)

	Ending Balance
	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Tangible common equity (Non-GAAP)
Total common stockholders' equity (GAAP)	$2,870,252	$2,896,718	$2,857,702	$2,878,377	$2,027,552
Goodwill	(1,204,417)	(1,204,417)	(1,204,417)	(1,204,417)	(802,880)
Core deposit intangible	(87,295)	(91,157)	(95,175)	(99,200)	(63,511)
Other intangibles	(4,131)	(4,507)	(4,700)	(4,620)	(2,996)
Common tangible equity (Non-GAAP)	$1,574,409	$1,596,637	$1,553,410	$1,570,140	$1,158,165

Total assets (GAAP)	$18,596,292	$17,142,025	$17,420,376	$17,036,597	$12,587,637
Goodwill	(1,204,417)	(1,204,417)	(1,204,417)	(1,204,417)	(802,880)
Core deposit intangible	(87,295)	(91,157)	(95,175)	(99,200)	(63,511)
Other intangibles	(4,131)	(4,507)	(4,700)	(4,620)	(2,996)
Total tangible assets (Non-GAAP)	$17,300,449	$15,841,944	$16,116,084	$15,728,360	$11,718,250

Common tangible equity to tangible assets (Non-GAAP)	9.1%	10.1%	9.6%	10.0%	9.9%
Common tangible equity per common share (Non-GAAP)	$12.68	$12.76	$12.32	$12.17	$12.08

	Three months ended
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019
Tax equivalent yields (Non-GAAP)
Originated loans	$72,489	$70,784	$50,621
Acquired loans	76,642	88,677	55,524
PCD loans	11,544	8,224	10,140
Taxable securities	12,534	11,665	12,286
Tax-exempt securities	1,737	1,739	1,716
Fed funds sold and other	1,813	2,783	1,995
Interest income (GAAP)	$176,759	$183,872	$132,282
Tax equivalent adjustment for originated loans	401	316	286
Tax equivalent adjustment for acquired loans	41	39	37
Tax equivalent adjustment for tax-exempt securities	243	209	224
Tax equivalent adjustments	685	564	547
Interest income (tax equivalent) (Non-GAAP)	$177,444	$184,436	$132,829

Net interest income (GAAP)	$153,353	$157,925	$114,175
Tax equivalent adjustments	685	564	547
Net interest income (tax equivalent) (Non-GAAP)	$154,038	$158,489	$114,722

Yield on originated loans	4.71%	4.83%	4.84%
Effect from tax equivalent adjustment	0.02%	0.02%	0.03%
Yield on originated loans - tax equivalent (Non-GAAP)	4.73%	4.85%	4.87%

Yield on acquired loans	5.38%	5.75%	5.68%
Effect from tax equivalent adjustment	—	—	—
Yield on acquired loans - tax equivalent (Non-GAAP)	5.38%	5.76%	5.68%

Yield on tax exempted securities	3.17%	3.12%	3.16%
Effect from tax equivalent adjustment	0.44%	0.37%	0.41%
Yield on tax exempted securities - tax equivalent (Non-GAAP)	3.61%	3.49%	3.57%

Yield on interest earning assets (GAAP)	4.78%	4.94%	5.07%
Effect from tax equivalent adjustments	0.02%	0.01%	0.02%
Yield on interest earning assets - tax equivalent (Non-GAAP)	4.80%	4.95%	5.09%

Net interest spread (GAAP)	3.83%	3.90%	4.04%
Effect for tax equivalent adjustments	0.02%	0.01%	0.02%
Net interest spread (Non-GAAP)	3.85%	3.91%	4.06%

Net interest margin (GAAP)	4.15%	4.24%	4.38%
Effect from tax equivalent adjustments	0.02%	0.01%	0.02%
Net interest margin - tax equivalent (Non-GAAP)	4.17%	4.25%	4.40%

Net interest margin - tax equivalent (Non-GAAP)	4.17%	4.25%	4.40%
Effect of loan accretion	(0.43%)	(0.48%)	(0.50%)
Net interest margin excluding loan accretion (Non-GAAP)	3.74%	3.77%	3.90%

Explanation of Certain Unaudited Non-GAAP Financial Measures (continued)

Adjusted Common Tangible Equity per Common Share (Non-GAAP) post CECL Adoption

Total common stockholders' equity (GAAP) at Dec. 31, 2019	2,896,718
Goodwill	(1,204,417)
Core deposit intangible	(91,157)
Other intangibles	(4,507)
Common tangible equity (Non-GAAP) at Dec. 31, 2019	1,596,637
CECL impact	(47,751)
Adjusted Common tangible equity (Non-GAAP) at Jan. 1, 2020	1,548,886

Total assets (GAAP) at Dec. 31, 2019	17,142,025
Goodwill	(1,204,417)
Core deposit intangible	(91,157)
Other intangibles	(4,507)
Total tangible assets (Non-GAAP) at Dec. 31, 2019	15,841,944
Increase in ACL (excluding PCD loans)	(57,614)
Increase in deferred tax asset	15,947
Adjusted Total tangible assets (Non-GAAP) at Jan. 1, 2020	15,800,277

TCE ratio post CECL implementation	9.80%
Actual TCE ratio at Dec. 31, 2019	10.08%
Net change	(0.28)%

About CenterState Bank Corporation

CenterState operates as one of the leading Southeastern regional bank franchises headquartered in the state of Florida.  Both CenterState and its nationally chartered bank subsidiary, CenterState Bank, N.A. (the “Bank”), are based in Winter Haven, Florida, between Orlando and Tampa.  With over $18 billion in assets, the Bank provides traditional retail, commercial, mortgage, wealth management and SBA services throughout its Florida, Georgia and Alabama branch network and customer relationships in neighboring states.  The Bank also has a national footprint, serving clients coast to coast through its correspondent banking division.

For additional information contact John C. Corbett (CEO), Stephen D. Young (COO) or William E. Matthews (CFO) at 863-293-4710.

Forward Looking Statements

Information in this Press Release, other than statements of historical facts, may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements about the benefits of the proposed merger of South State and CenterState, including future financial and operating results (including the anticipated impact of the transaction on South State’s and CenterState’s respective earnings and tangible book value), statements related to the expected timing of the completion of the merger, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.  Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “scheduled,” “plans,” “intends,” “anticipates,” “expects,” “believes,” “estimates,” “potential,” or “continue” or negatives of such terms or other comparable terminology.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of South State or CenterState to differ materially from any results expressed or implied by such forward-looking statements.  Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (2) disruption to the parties’ businesses as a result of the announcement and pendency of the merger, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (5) the failure to obtain the necessary approvals by the shareholders of South State or CenterState, (6) the amount of the costs, fees, expenses and charges related to the merger, (7) the ability by each of South State and CenterState to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), (8) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the merger, (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger, (10) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (11) the dilution caused by South State’s issuance of additional shares of its common stock in the merger, (12) a material adverse change in the financial condition of South State or CenterState, (13) general competitive, economic, political and market conditions, (14) major catastrophes such as earthquakes, floods or other natural or human disasters, including infectious disease outbreaks, including the recent outbreak of a novel strain of coronavirus, a respiratory illness, the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on South State or CenterState and its customers and other constituencies, and (15) other factors that may affect future results of CenterState and South State including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.  Additional factors which could affect future results of CenterState and South State can be found in the registration statement on Form S-4, as amended, as well as South State’s Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and CenterState’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov.  CenterState and South State disclaim any obligation and do not intend to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

Important Information About the Merger and Where to Find It

South State has filed a registration statement on Form S-4 and an amendment thereto with the SEC to register the shares of South State’s common stock that will be issued to CenterState’s shareholders in connection with the transaction.  The registration statement contains a joint proxy statement of South State and CenterState that also constitutes a prospectus of South State.  The registration statement on Form S-4, as amended, was declared effective by the SEC on April 20, 2020, and South State and CenterState commenced mailing the definitive joint proxy statement/prospectus to their respective shareholders on or about April 20, 2020.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS (AS WELL ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS.  Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by South State or CenterState through the website maintained by the SEC at http://www.sec.gov or by contacting the investor relations department of South State or CenterState at:

South State Corporation	CenterState Bank Corporation
520 Gervais Street	1101 First Street South, Suite 202
Columbia, SC 29201-3046	Winter Haven, FL 33880
Attention: Investor Relations	Attention: Investor Relations
(800) 277-2175	(863) 293-4710

Participants in Solicitation

South State, CenterState and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from the shareholders of each of South State and CenterState in connection with the merger.  Information regarding the directors and executive officers of South State and CenterState and other persons who may be deemed participants in the solicitation of the shareholders of South State or of CenterState in connection with the merger is contained in the definitive joint proxy statement/prospectus related to the proposed merger.  Information about the directors and executive officers of South State and their ownership of South State common stock can also be found in South State’s definitive proxy statement in connection with its 2019 annual meeting of shareholders, as filed with the SEC on March 6, 2019, and other documents subsequently filed by South State with the SEC, including, but not limited to, Amendment No. 1 to South State’s Annual Report on Form 10-K/A, as filed with the SEC on March 6, 2020.  Information about the directors and executive officers of CenterState and their ownership of CenterState common stock can also be found in CenterState’s definitive proxy statement in connection with its 2020 annual meeting of shareholders, as filed with the SEC on March 10, 2020, and other documents subsequently filed by CenterState with the SEC.  Additional information regarding the interests of such participants is included in the definitive joint proxy statement/prospectus and other relevant documents regarding the merger filed with the SEC.